Exhibit 99.1

               John Reier and Gerald Thompson Retire from Fred's

     MEMPHIS, Tenn.--(BUSINESS WIRE)--Jan. 4, 2008--Fred's Inc. (NASDAQ: FRED) today announced the retirement of John D. Reier (68), President, and Gerald E. Thompson, R.Ph. (58), Executive Vice President and Chief Operating Officer, pursuant to the Company's management succession plan. Both men had previously expressed their intentions to retire following the transition to a new Company President, which occurred in September 2007 when Fred's named Bruce Efird to that position.

     Commenting on the announcement, Michael J. Hayes, Chief Executive Officer, said, "John and Jerry have made significant contributions to our strategies, operations and organizational structure, and we are grateful for their hard work and dedication to Fred's, our business and the more than 10,000 Fred's employees. We wish them all the best in their retirement years.

     "Collaborating with Bruce Efird over the past five months, John and Jerry have effected a smooth transition at the top of our management team," Hayes continued. "This progress positions Fred's to continue the important initiatives underway that we believe provide a solid foundation for future growth."

     Fred's, Inc. operates 713 discount general merchandise stores mainly in the southeastern United States, including 24 franchised Fred's stores. For more information about the Company, visit Fred's website at www.fredsinc.com.

     Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic trends, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company's distribution center and its stores or between the Company's suppliers and same, a disruption in the Company's data processing services, costs and delays in acquiring or developing new store sites, and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.


     CONTACT: Fred's Inc.
              Jerry A. Shore, 901-362-3733, Ext. 2217
              Executive Vice President and Chief Financial Officer